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EXHIBIT 10.32

AWARD AGREEMENT
under the
Gardenburger, Inc.
2001 Stock Incentive Plan

INCENTIVE STOCK OPTION

Company:	GARDENBURGER, INC. 1411 SW Morrison Street Suite 400 Portland, Oregon 97205
Participant:

Date:		, 2001

    Company maintains the Gardenburger, Inc. 2001 Stock Incentive Plan (the "Plan"). The Plan is administered by the Stock-Based Awards Committee (the "Committee") of the Board of Directors of Company (the "Board").

    This Award Agreement evidences the grant of an Incentive Stock Option (the "Option") to Participant under the Plan.

      Company and Participant agree as follows:

1.
Defined Terms

      When used in this Agreement, the following terms have the meaning specified below:

      "Cause" Cause for termination of employment means:

      a.  A material act of fraud or dishonesty by Participant within the course of performing Participant's duties for Company or its Affiliates;

      b.  Gross negligence or intentional misconduct by Participant in performing material duties for Company or its Affiliates, or unjustifiable neglect by Participant of the performance of material duties for Company or its Affiliates;

      c.  Commission of an act (or failure to take an action) intentionally against the interest of Company or its Affiliates that causes Company or an Affiliate material injury; or

      d.  An act of serious moral turpitude that causes Company or an Affiliate material injury.

    This provision will not be deemed to restrict the authority, discretion, or power of the Board, by any action taken in compliance with Company's articles of incorporation and bylaws, to terminate Participant's employment with Company, with or without Cause. Rather, the foregoing provisions merely define, for purposes of Participant's contractual rights and remedies under this Agreement, the circumstances in which termination of Participant's employment will constitute termination for Cause.

      "Change in Control" a change in control of Company means:

      a.  The acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25 percent or more of the combined voting power of the then outstanding Voting Securities; provided, however, that for purposes of this paragraph (a), the following acquisitions will not constitute a Change of Control: (1) any acquisition directly from Company, (2) any acquisition by Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Company or any corporation controlled by Company, or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (1), (2), and (3) of paragraph (c) below; or

      b.  individuals who, as of the date of this Agreement, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date of this Agreement whose election, or nomination for election by Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

      c.  consummation of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of Company (a "Business Combination") in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners of the Voting Securities outstanding immediately prior to such Business Combination beneficially own, directly or indirectly, more than 75 percent of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Company or all or substantially all of Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Voting Securities, (2) no Person (excluding any employee benefit plan (or related trust) of Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 50 percent or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

    "Continuation Period" means a period described in Section 3.7.1 during which the Option continues after termination of employment.

    "Dollars" or "$" refers to United States dollars.

    "Employer" means Company or a Subsidiary of Company.

    "Good Reason" for all purposes of this Agreement, termination by Participant of Participant's employment with Company for "Good Reason" means termination based on any of the following:

      a.  A change in Participant's status or position or positions with Company that represents a material demotion from Participant's status or position or positions as of the date of this Agreement or a material change in Participant's duties or responsibilities that is inconsistent with such status or position or positions;

      b.  A reduction by Company in Participant's base salary (as in effect on the date of this Agreement or as increased at any time during the Term of the Option); or

      c.  The failure of Company to continue Participant's participation (on terms comparable to those for other key employees of Company) in any plans and vacation programs or arrangements in which other key employees of Company are participants (unless such failure to continue is caused by an action or status of Participant).

    "Grant Date" means the date the Option is granted, which is reflected as the date of this Agreement.

    "Termination Date" means the date Participant ceases to be a full-time employee of any Employer for any reason, including death, Disability, and Retirement.

    "Voting Securities" means Company's issued and outstanding securities ordinarily having the right to vote at elections of Company's Board.

    Capitalized terms not otherwise defined in this Agreement have the meanings given them in the Plan.

2.
Grant of Option

    Subject to the terms and conditions of this Agreement and the Plan, Company grants to Participant the Option to purchase            Shares of Company's common stock with a per-share option exercise price of $      .

3.
Terms of the Option

    The Option will be subject to all applicable provisions of the Plan and to the following terms and conditions:

    3.1  Incentive Stock Option.  The Option is intended to qualify as an incentive stock option meeting the requirements of IRC § 422.

    3.2  Term.  The term of the Option commenced on the Grant Date and will expire on the tenth anniversary of the Grant Date unless terminated earlier in accordance with this Agreement.

    3.3  Exercisability.  The Option is initially unexercisable in whole or in part, and unless the exercisability of the Option is accelerated or the Option is terminated or canceled earlier in accordance with this Agreement, the Option will become exercisable as to 20 percent of the Shares as of each of the first five anniversaries of the Grant Date.

    3.4  Effect of Meeting Performance Goals.  Notwithstanding the provisions of Section 3.3, if Company's earnings before interest, taxes, depreciation, and amortization ("EBITDA") for Company's fiscal year ending September 30, 2001, equals or exceeds $      , the Option will become exercisable as to 20 percent on September 30, 2001, and will become exercisable as to an additional 20 percent as of each of the following four anniversaries of the Grant Date.

    3.5  Effect of Death or Disability.  Notwithstanding the provisions of Section 3.3, the entire Option will become fully exercisable upon Participant's death or upon termination of Participant's employment by reason of Disability.

    3.6  Effect of Change in Control.  Notwithstanding the provisions of Section 3.3, the entire Option will become fully exercisable as of the Termination Date in the event that, at any time following a Change in Control of Company, Participant is terminated by an Employer without Cause or Participant terminates employment with an Employer for Good Reason.

    3.7  Effect of Termination of Employment.  For purposes of this Agreement, "employment" includes periods of illness or other leaves of absence authorized by the Employer, and a transfer of Participant's employment from one Employer to another Employer will not be treated as a termination of employment. If Participant ceases to be a full-time employee of any Employer for any reason, the effect on the exercisability of the Option will be as set forth in this Section 3.7.

    3.7.1    Continuation Period.  The Continuation Period for the Option upon a termination of Participant's employment with an Employer is the period ending on the earlier of the expiration of the original term of the Option or:

        (a) If the termination of employment is by reason of Participant's death or Disability—the expiration of one year following the termination date; or

        (b) If the termination of employment is for any other reason, including Retirement—the expiration of 90 days following the Termination Date.

    3.7.2    Continuation of Option.  After termination of employment, the term of the Option will continue for the applicable Continuation Period described in Section 3.7.1. The Option will remain exercisable during the Continuation Period, if at all, only to the extent the Option had become exercisable pursuant to this Agreement on or prior to the Termination Date. The Option, to the extent not previously exercised, will be canceled automatically at the end of the applicable Continuation Period.

    3.8  Method of Exercise.  The Option, or any portion thereof, may be exercised, to the extent it has become exercisable pursuant to this Agreement, by delivery to Company of a written Notice of Exercise in the form attached to this Agreement as Appendix A stating the number of Shares and form of payment and tendering full payment of the option exercise price for such Shares. Within a reasonable time after its receipt of Participant's Notice of Exercise, Company will deliver to Participant a certificate for the Shares purchased pursuant to such exercise of the Option.

    3.9  Other Documents.  Upon any exercise of the Option, Participant must furnish Company before the closing of such exercise such other documents or representations as Company may require to assure compliance with applicable laws and regulations.

    3.10  Payment.  The exercise price for the Shares purchased upon exercise of the Option must be paid in full at or before closing by one or a combination of the following:

        (a) Payment in cash;

        (b) Delivery to Company of shares of Common Stock with a Fair Market Value as of the date of such delivery equal to the option exercise price (such shares, if acquired by Participant from Company, having been held by Participant for at least 6 months); or

        (c) By delivery (in a form approved by the Committee) of an irrevocable direction to a securities broker acceptable to the Committee to sell Shares subject to the Option and to deliver all or a part of the sales proceeds to Company in payment of all or a part of the exercise price and withholding taxes due.

    3.11  Transferability.  The Option is not transferable other than by will or the laws of descent and distribution and may be exercised during the lifetime of Participant only by Participant or, in the case Participant becomes legally incompetent, by Participant's guardian or legal representative.

4.
Tax Reimbursement

    Participant agrees to pay to Company an amount sufficient to provide for any withholding or similar tax liability imposed on Company in connection with or with respect to any exercise of the Option.

5.
Covenants, Warranties, and Representations by Participant

    5.1  Acceptance of Option.  By executing this Agreement, Participant accepts the Option and agrees to be bound by the terms and conditions of this Agreement and the Plan.

    5.2  Tax Consequences.  Participant acknowledges that exercise of the Option and the sale of the Shares purchased pursuant to exercise of the Option will have income tax consequences for which Participant should seek individual advice from Participant's own tax advisors.

    5.3  Indemnification by Participant.  Participant agrees to indemnify and hold the Company harmless from any loss or damage, including attorney's fees or other legal expenses, incurred in the defense or payment of any such claim against the Company resulting from a breach by Participant of the representations, warranties or provisions contained in this Agreement.

    5.4  No Right to Continued Relationship.  Participant acknowledges that nothing in the Plan or in this Agreement will confer upon Participant the right to continue as an officer or employee of Company or any Employer or affect any right that Company or any Employer may have to terminate its relationship with Participant.

    5.5  Rights as Shareholder.  Participant acknowledges that Participant will have no rights as a shareholder of Company on account of the Option or on account of the Shares subject to the Option until such time as Company has issued and delivered stock certificates to Participant following an exercise of the Option by Participant.

    5.6  Further Assurances.  From time to time and upon request by Company, Participant agrees to execute such additional documents as Company may reasonably require in order to effect the purposes of the Plan and this Agreement.

6.
Waivers/Modifications.

    No waivers, alterations or modifications of this Agreement will be valid unless in writing and duly executed by the party against whom enforcement of such waiver, alteration or modification is sought. The failure of any party to enforce any rights against the other party for breach of any of the terms of this Agreement will not be construed a waiver of such rights as to any continued or subsequent breach.

7.
Governing Law.

    This Agreement will be governed by the laws of the State of Oregon.

8.
Conditions Precedent

    Company will use its best efforts to obtain approval of the Plan and this Option by any state or federal agency or authority that Company determines has jurisdiction. Without limiting the foregoing, Company will not be required to issue any Shares upon exercise of all or any portion of the Option until Company has taken all action required to comply with all applicable federal and state securities laws.

9.
Termination for Cause.

    The grant of the Option governed by this Agreement is provisional until Participant becomes entitled to a certificate for Shares in settlement of the Option. In the event the employment of Participant is terminated by an Employer for Cause, any portion of the Option that is provisional will be annulled as of the date of such termination for Cause.

10.
Successorship

    Subject to restrictions on transferability set forth in Section 3.11, this Agreement will be binding upon and benefit the parties, their successors and assigns.

11.
Notices

    Any notices under this Option must be in writing and will be effective when actually delivered personally or, if mailed, when deposited as registered or certified mail directed to the address of the parties set forth above or to such other address as a party may certify by notice to the other party.

12.
Arbitration

    Any dispute or claim that arises out of or that relates to this Agreement or to the interpretation, breach, or enforcement of this Agreement, must be resolved by mandatory arbitration in accordance with the then effective arbitration rules of Arbitration Service of Portland, Inc., and any judgment upon the award rendered pursuant to such arbitration may be entered in any court having jurisdiction thereof.

13.
Attorneys' Fees

    In the event of any suit or action or arbitration proceeding to enforce or interpret any provision of this Agreement (or that is based on this Agreement), the prevailing party will be entitled to recover, in addition to other costs, reasonable attorneys' fees in connection with such suit, action, or arbitration, and in any appeal. The determination of who is the prevailing party and the amount of reasonable attorneys' fees to be paid to the prevailing party will be decided by the arbitrator or arbitrators (with respect to attorneys' fees incurred prior to and during the arbitration proceedings) and by the court or courts, including any appellate courts, in which the matter is tried, heard, or decided, including the court that hears any exceptions made to an arbitration award submitted to it for confirmation as a judgment (with respect to attorneys' fees incurred in such confirmation proceedings).

Gardenburger, Inc.
By

Its

Participant

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AWARD AGREEMENT under the Gardenburger, Inc. 2001 Stock Incentive Plan INCENTIVE STOCK OPTION